Exhibit 99.1

Clubhouse Media Group, Inc. Announces Third Reduction In Company Debt In December 2022

LOS ANGELES, December 22, 2022 /PRNewswire/ — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“Clubhouse Media”), an influencer-based social media firm and digital talent management agency, today announced that it has reduced its outstanding debt by approximately $104 thousand. Clubhouse Media’s outstanding debt to noteholders remains approximately $4.65 million (not including accrued interest), following the reduction.

Management Commentary

“This deal further exhibits our efforts to continue reducing the overall debt and strengthening our balance sheet for the long term benefit of the company and its shareholders” said Scott Hoey, Chief Financial Officer of Clubhouse Media.

About Clubhouse Media Group, Inc.

Clubhouse Media offers and deal-making services, a management division for brands and individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by Clubhouse Media and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause Clubhouse Media’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for Clubhouse Media’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Clubhouse Media Group, Inc.

media@clubhousemediagroup.com